Exhibit 10.2

AMENDED AND RESTATED

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Amended and Restated Change of Control Severance Agreement ("Agreement") between SPAR Group, Inc. a Delaware corporation (the "Corporation" or "SGRP"), and Kori G. Belzer (the "Executive") is made and entered into effective as of August 10, 2022 (the "Effective Date"). The Executive and the Corporation may be referred to individually as a "Party" and collectively as the "Parties". Certain Tax Provisions applicable to this Agreement are set forth in Annex A are part of and incorporated by reference into this Agreement as if fully set forth herein.

WHEREAS, the Executive is the Global Chief Operating Officer and a key executive of the Corporation and the Executive reports to the Chief Executive Officer of the Corporation (the "CEO"),

WHEREAS, the Executive and SGRP are parties to an Amended and Restated Change in Control Severance Agreement dated September 5, 2017, as amended by the First Amendment to Amended and Restated Change in Control Severance Agreement dated as of November 8, 2018 (as amended, the "Existing CICSA"), and an Officer Confidentiality, Non-Solicitation and Arbitration Agreement dated and effective as of September 30, 2019 (the "Existing Confidentiality Agreement"); and

WHEREAS, the Corporation, as authorized by its Board of Directors (the "Board"), entered into the Existing CICSA, in order to help retain and motivate the Executive and to help ensure continuity of the business; and

WHEREAS, it is in the best interest of the Corporation and its stockholders if the Executive can approach material business decisions objectively and without concern for her personal situation; and

WHEREAS, the Corporation recognizes that the possibility of a Change of Control (as defined below) of the Corporation may result in the early departure of the Executive to the detriment of the Corporation and its stockholders;

WHEREAS, it is in the best interest of the Corporation and its stockholders that the Executive's Change of Control Severance Agreement conform to those recently executed with other executives; and

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation, and Executive agree as follows:

1.	Term of Agreement.

(a)          The term of this Agreement ("Term") shall commence on the Effective Date and shall continue in effect through the third anniversary of the Effective Date; provided, however, commencing on the first day following the Effective Date and on each day thereafter, the Term of this Agreement shall automatically be extended for one additional day unless the Corporation shall give written notice to Executive that the Term shall cease to be so extended in which event the Agreement shall terminate on the third anniversary of the date such notice is given.

(b)          Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs during the Term of this Agreement, the Term shall automatically be extended for the 12-month period following the date of the Change of Control.

(c)          Termination of this Agreement shall not alter or impair any rights of Executive arising hereunder on or before such termination.

(d)       Notwithstanding, and without in any way contradicting, limiting or modifying, the potential severance and other benefits under this Agreement, the Executive acknowledges and agrees that the Executive's employment is "at will" and may be modified from time to time and terminated at any time by the Corporation in its discretion, for any reason or no reason, and without notice or benefit of any kind, other than any benefit expressly provided under the circumstances pursuant to this Agreement.

(e)      The Executive and the Corporation have entered into the separate Existing CICSA and Existing Confidentiality Agreement. This Agreement amends, restates, replaces and supersedes her Existing CICSA, and the Existing CICSA shall have no further force or effect. However, this Agreement does not replace, amend or affect her Existing Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms.

2.	Certain Definitions.

(a)	"Bonus" shall mean an amount equal to the highest annual cash bonus paid or payable to Executive by the Corporation during the two-year period prior to Executive's termination of employment.

(b)

"Cause" shall mean: (i) the willful and continued failure by Executive to substantially perform Executive's material duties with the Corporation (other than any such failure resulting from Executive's incapacity due to physical or mental illness); (ii) Executive's commission of one or more acts that constitute a felony; (iii) Executive willfully engages in gross misconduct materially and demonstrably injurious to the Corporation; or (iv) one or more significant acts of dishonesty as regards the Corporation or any affiliate. The Corporation shall have the burden of proving Cause with reasonable evidence and supporting documentation. No act, or failure to act, on Executive's part shall be deemed 'willful' (whether or not continued) unless it can be reasonably established to have been done, or omitted to be done, by Executive both in bad faith and without reasonable belief by Executive that Executive's act, or failure to act, was in the best interest of the Corporation. In any event, Executive shall be deemed to have acted (or failed to act) in good faith and with reasonable belief that it was in the best interest of the Corporation if such action (or inaction) was based on either (1) the approval of a majority of the Audit Committee, or (2) the written advice of Corporation's auditors, counsel or General Counsel or the SEC (which advice may be that such action or inaction was permissible or not impermissible or improper irrespective of other alternatives); provided that Corporation shall still have the burden of proving Cause, the Executive shall not be required to obtain any such approval or advice, no inference may be drawn from any failure to do so, and Executive may act (or fail to act) based on any personal belief. The determination of whether Cause exists must be made by the CEO or by a resolution duly adopted by the affirmative vote of not less than 75% of the entire membership of the Board at a meeting of the Board that was called for the purpose of considering such termination (after reasonable notice of such determination to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the CEO or Board and, if possible, to cure the breach that was the alleged basis for Cause) and then finding that, in the good faith opinion of the CEO or Board, the Corporation's burden of proof had been met, the Executive was guilty of misconduct constituting Cause and specifying the particulars thereof in detail. The determination of Cause may be challenged by Executive in arbitration, in which the Corporation shall continue to have the burden of proof as provided above.

(c)	Change of Control

(i)	"Change of Control" shall mean the occurrence of any of the following:

(A)

any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation's then outstanding securities;

(B)

the consummation of a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 75% of the combined voting power of the voting securities of the Corporation (or such surviving entity or parent entity, as the case may be) outstanding immediately after such merger or consolidation;

(C)	the stockholders of the Corporation approve a plan of complete liquidation of the Corporation;

(D)	the departure of the then current Chief Executive Officer of SGRP, or the appointment of a new Chief Executive Officer of SGRP, including any temporary authorization or appointment; or

Kori G. Belzer -- COCSA	SPAR Group, Inc.

(E)	the sale or disposition by the Corporation of all or substantially all of the assets of the Corporation.

(ii)

More than one Change in Control may occur hereunder, and if more than one Change in Control has occurred, any reference to Change in Control shall mean the then most recent Change in Control preceding the Executive's Severance Date (as hereinafter defined).

(d)	"Code" shall mean the Internal Revenue Code of 1986, as amended.

(e)	"Good Reason" shall mean:

(i)

(A) a Change in Control occurs and the Corporation is no longer an independent company (i.e., it becomes a subsidiary or division of another entity); or (B) the departure of the then current Chief Executive Officer of SGRP, or the appointment of a new Chief Executive Officer of SGRP, including any temporary authorization or appointment (whether or not any other events occur); or

(ii)

a reduction in Executive's authority, duties, titles, status or responsibilities or the assignment to Executive of duties or responsibilities inconsistent in any respect from those of Executive, excluding any changes made by the CEO in the normal course of managing the Corporation, and excluding any action or omission by the Corporation that is isolated, insubstantial and inadvertent and which was not taken in bad faith by the Corporation and is remedied by the Corporation promptly after receipt of notice thereof given by Executive; or

(iii)

any reduction in Executive's annual rate of base salary or any failure by the Corporation to continue in effect any material incentive compensation plan or arrangement (unless replacement plans providing Executive with substantially similar benefits are adopted) or the taking of any action by the Corporation that would adversely affect Executive's participation in any such plan or arrangement or reduce Executive's incentive compensation opportunities under such plan or arrangement, as the case may be; or

(iv)	the Corporation fails to obtain a written agreement from any successor or assigns of the Corporation or its assets to assume and perform this Agreement; or

(v)

the relocation of the Corporation's principal executive offices by more than 35 miles from where such offices were located immediately prior to the Change of Control or the Corporation requires Executive, without Executive's written consent, to be based at any office other than the Corporation's office at which the Executive was based prior to the Change in Control, except for travel reasonably required in the performance of Executive's duties and reasonably consistent with Executive's travel prior to the Change of Control;

Unless Executive terminates her employment on or within 90 days following an act or omission to act by the Corporation constituting a Good Reason hereunder, and coincident or prior to such termination give the Corporation written notice as to the nature of the Good Reason event, Executive's continued employment after such 90th day shall constitute Executive's consent to, and a waiver of Executive's rights with respect to, such act or failure to act.  Executive's right to terminate Executive's employment for Good Reason shall not be affected by Executive's incapacity due to physical or mental illness.  Executive's determination that an act or failure to act constitutes Good Reason shall be presumed to be valid unless such determination is deemed by an arbitrator to be unreasonable and not to have been made in good faith by Executive.

(f)	"Protected Period" shall mean the Term or the 24-month period beginning on the effective date of a Change of Control, whichever is then in effect.

(g)	"Severance Date" shall mean the effective date on which the Executive's employment by the Corporation terminates.

(h)

"Termination Base Salary" shall mean Executive's annual base salary with the Corporation at the rate in effect immediately prior to the Change of Control or, if a greater amount, Executive's annual base salary at the rate in effect at any time thereafter.

Kori G. Belzer -- COCSA	SPAR Group, Inc.

3.	Release, Confidentiality and Non-Solicitation and Resignations Agreement.

(a)         As a condition precedent to the payment of any benefits under this Agreement in the event of a Severance Termination (as defined below), the Corporation may in its discretion require (within the ten business day period described below) the execution and delivery by the Executive of any one or more of a Release, Confidentiality Agreement (if not already executed and delivered) and Resignation (as such terms are defined below); provided, however, that each Release, Confidentiality Agreement and Resignation shall expressly exclude and reserve, and shall not in any way affect, the Executive's rights under this Agreement and any other severance agreement and rights to indemnification (including advancement and defense) under the Corporation's By-Laws and insurance policies and under applicable law.

(b)         No Release, Confidentiality Agreement or Resignation shall be required unless the Corporation gives (by hand or overnight delivery with a copy by email) to the Executive the requested Release and/or Resignation signed by the Corporation within the ten-business day period following the date of such Severance Termination (the "Severance Termination Date").

(c)         "Release" shall mean a mutual release agreement between the Executive and the Corporation (on behalf of all of all SGRP Companies) dated and effective as of the Severance Termination Date in form and substance mutually and reasonably acceptable to the Parties.

(d)        "Confidentiality Agreement" shall mean the Existing Confidentiality Agreement between the Executive and the Corporation (with, among other things, a five-year period of confidentiality and a three-year period of non-solicitation following termination, but without any non-compete), which shall survive and continue in full force and effect following any Severance Termination.

(e)         "Resignation" shall mean a confirmatory resignation letter from the Executive for each applicable Subsidiary of SGRP dated and effective as of the date of the Severance Termination Date (as defined below) in form and substance mutually and reasonably acceptable (and the parties agree that the subsidiary forms used in previous departures are reasonably acceptable).

4.	Severance Benefits.

(a)         Without in any way contradicting, limiting or modifying the "at will" nature of the Executive's employment, if (i) Executive terminates her employment with the Corporation during the Term for a Good Reason event or (ii) the Corporation terminates Executive's employment during the Term other than (A) for Cause or (B) due to Executive's inability to perform the primary duties of her position for at least 180 consecutive days due to a physical or mental impairment (each of which will be referred to as a "Severance Termination"), the provisions of this Section shall apply and the benefits provided by this Section shall be in lieu of any and all other severance or similar termination benefits that might otherwise apply (which other benefits are hereby waived by the Executive in the event such Severance Termination benefits apply), subject to the Corporation's receipt of the documents required in Section 3 above, Executive shall receive the following compensation and benefits from the Corporation, subject to deferral as and to the extent provided in Annex A hereto:

(b)         Within twenty business days of the date of her Severance Termination the Corporation shall pay to Executive in a lump sum, in cash, an amount equal to one and one-half (1.5) times the sum of Executive's (i) Termination Base Salary and (ii) Bonus.

(c)         Notwithstanding anything in any Corporation employee stock incentive plan or any grant agreement to the contrary, as of the date of Executive's termination of employment (i) all granted restricted shares of Corporation stock and all restricted unit awards with respect to common units of Corporation stock of Executive shall become 100% vested and all restrictions thereon shall lapse and the Corporation shall, subject to Annex A hereto, promptly deliver to Executive unrestricted shares of Corporation stock and common units and (ii) each outstanding Corporation stock option of Executive shall become 100% exercisable and shall remain exercisable for the remainder of such option's term or three years, whichever is less and (iii) all 401k contributions shall become 100% vested and all restrictions thereon shall lapse.

Kori G. Belzer -- COCSA	SPAR Group, Inc.

(d)         For the 18-month period beginning on the date of her termination of employment (the "Continuation Period"), the Corporation shall continue to provide Executive and Executive's eligible family members with medical, vision and dental health benefits at least equal to those which would have been provided to Executive if Executive's employment had not been terminated or, if more favorable to Executive, as in effect generally at any time during such period and provided it can do so on a nontaxable basis under the Code; further provided Executive pays a monthly premium for such coverage equal to the monthly premium charged to active employees in general for similar coverage.  Notwithstanding the foregoing, if Executive becomes eligible to receive medical, vision and dental benefits under another employer's group welfare plans during this Continuation Period, the Corporation's obligations under this Section C shall be reduced to the extent comparable benefits are actually received by Executive during such period, and any such benefits actually received by Executive shall be promptly reported by Executive to the Corporation.  In the event the provision of Corporation medical, vision and dental plans to Executive under this Section would be taxable under Code Section 105, then within twenty business days of the date of her termination of employment the Corporation will provide Executive with a lump sum payment in such amount that, after all taxes on that amount, shall be equal to the cost to Executive of Executive's obtaining such coverage from another source for Executive and Executive's eligible family members.  The lump sum shall be determined on a present value basis using the interest rate provided in Section 1274(b)(2)(B) of the Internal Revenue Code on the date of termination.

(e)         If Executive's employment with the Corporation terminates prior to, but within six months of, the date on which a Change of Control occurs, and it is reasonably demonstrated by Executive that such termination of employment was (i) by the Corporation in connection with or in anticipation of the Change of Control or (ii) by Executive under circumstances which would have constituted Good Reason if the circumstances arose on or after the Change of Control, then for all purposes of this Agreement the Change of Control shall be deemed to have occurred, and the Protected Period shall be deemed to have commenced, on the date immediately prior to the date of such termination of Executive's employment.

(f)         The Corporation may withhold from any amounts or benefits payable under this Agreement all such taxes as it shall be required to withhold pursuant to any applicable law or regulation.

(g)         Any payment not timely made by the Corporation under this Agreement shall bear interest at the highest non-usurious rate permitted by applicable law.

5.	Tax Gross Up Provisions.

If any payment made, or benefit provided, to or on behalf of Executive pursuant to this Agreement ("Payments") results in Executive being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (or any successor or similar provision) ("4999 Excise Tax"), then, subject to Annex A hereto, the Corporation shall pay the Executive an additional amount (the "4999 Gross-Up Payment") such that the net amount retained by the Executive after deduction of the 4999 Excise Tax and any interest charges or penalties in respect of the imposition of such excise tax (but not any federal, state or local income tax, or employment tax) on the Payments, and any federal, state and local income tax, employment tax, and excise tax upon the payment provided for by this Section 4(a), shall be equal to the Payments as if the 4999 Excise Tax was not applicable to the Payments. The Corporation shall, subject to Annex A hereto, pay the 4999 Gross-Up Payment, if any, no earlier than the first day of the seventh month following the month in which Executive incurs a separation from service with the Corporation and no later than the end of the calendar year following the year in which the Executive remits the Section 4999 Excise Tax to the Internal Revenue Service

6.	No Mitigation.

Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise nor, except as provided in Sections 3C and D, shall the amount of any payment or benefit provided for in this Agreement be reduced as the result of employment by another employer or self-employment, by offset against any amount claimed to be owed by Executive to the Corporation or otherwise, except that any severance payments or benefits that Executive is entitled to receive pursuant to a Corporation severance plan or program for employees in general shall reduce the amount of payments and benefits otherwise payable or to be provided to Executive under this Agreement.

7.	Successor Agreement.

The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to assume expressly in writing prior to the effective date of such succession and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no succession had taken place.  Failure of the successor to so assume as provided herein shall constitute a breach of this Agreement and entitle Executive to the payments and benefits hereunder as if triggered by a termination of Executive by the Corporation other than for Cause on the date of such succession.

Kori G. Belzer -- COCSA	SPAR Group, Inc.

8.	Indemnity.

In any situation where under applicable law the Corporation has the power to indemnify, advance expenses to and defend Executive in respect of any judgments, fines, settlements, loss, cost or expense (including attorneys' fees) of any nature related to or arising out of Executive's activities as an agent, employee, officer or director of the Corporation or in any other capacity on behalf of or at the request of the Corporation, then the Corporation shall promptly on written request, fully indemnify Executive, advance expenses (including attorney's fees) to Executive and defend Executive to the fullest extent permitted by applicable law, including but not limited to making such findings and determinations and taking any and all such actions as the Corporation may, under applicable law, be permitted to have the discretion to take so as to effectuate such indemnification, advancement or defense.  Such agreement by the Corporation shall not be deemed to impair any other obligation of the Corporation respecting Executive's indemnification or defense otherwise arising out of this or any other agreement or promise of the Corporation under any statute.

9.	Notices.

All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed, in either case, to the Corporation's headquarters or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notices and communications shall be effective when actually received by the addressee.

10.	Arbitration.

Any dispute about the validity, interpretation, effect or alleged violation of this Agreement (an "arbitrable dispute") must be submitted to confidential arbitration in Auburn Hills, Michigan.  Arbitration shall take place before an experienced employment arbitrator licensed to practice law in such state and selected in accordance with the Model Employment Arbitration Procedures of the American Arbitration Association.  Arbitration shall be the exclusive remedy of any arbitrable dispute.  The Corporation shall bear all fees, costs and expenses of arbitration, including its own, those of the arbitrator and those of Executive unless the arbitrator provides otherwise with respect to the fees, costs and expenses of Executive; in no event shall Executive be chargeable with the fees, costs and expenses of the Corporation or the arbitrator.  Should any party to this Agreement pursue any arbitrable dispute by any method other than arbitration, the other party shall be entitled to recover from the party initiating the use of such method all damages, costs, expenses and attorneys' fees incurred as a result of the use of such method.  Notwithstanding anything herein to the contrary, nothing in this Agreement shall purport to waive or in any way limit the right of any party to seek to enforce any judgment or decision on an arbitrable dispute in a court of competent jurisdiction.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in Oakland County, Michigan, for the purposes of any proceeding arising out of this Agreement.

11.	Governing Law.

This Agreement will be governed by and construed in accordance with the laws of the State of Michigan without regard to conflicts of law principles of Michigan that would defer to the law of any other jurisdiction.

12.	Entire Agreement.

This Agreement (including Annex A hereto) are an integration of the parties' agreement and no agreement or representatives, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. For clarity, this Agreement amends, restates, replaces and supersedes her Existing CICSA, and her Existing CICSA shall have no further force or effect. However, this Agreement does not replace, amend or affect her Existing Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms.

Kori G. Belzer -- COCSA	SPAR Group, Inc.

13.	Severability.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.	Counterparts; Amendment and Waivers.

This Agreement or any supplement, modification or amendment to or restatement of this Agreement may have been executed in two or more counterpart copies of the entire document or of signature pages to the document, each of which may have been executed by one or more of the signatories hereto or thereto and delivered by mail, courier, telecopy or other electronic or physical means, but all of which, when taken together, shall constitute a single agreement binding upon all of its signatories. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such member of the Board as may be specifically authorized by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

In Witness Whereof, the Parties hereto have executed and delivered this Agreement intending to be legally bound by it and for it to be effective as of the Effective Date.

EMPLOYER:	EXECUTIVE:
SPAR Group, Inc.

By:
Mike Matacunas, Chief Executive Officer	Kori G. Belzer

Employer's Current Address:	Executive's Current Address:
1910 Opdyke Court, Auburn Hills, MI 48326	111 Willits Street #210
ATTN: Human Resources Department	Birmingham, MI 48009

Signed as of: August 10, 2022	Signed as of: August 10, 2022

Kori G. Belzer -- COCSA	SPAR Group, Inc.

Annex A

Certain Tax Provisions

ANNEX A TO CHANGE OF CONTROL SEVERANCE AGREEMENT BETWEEN SPAR GROUP, INC., AND Ron Lutz

This Annex A is incorporated into, and is part of, the Change of Control Severance Agreement entered into between SPAR Group, Inc. and Ron Lutz (the "Agreement"). Capitalized terms used and not otherwise defined in this Annex shall have the meanings respectively assigned to them in the Agreement. The Agreement is subject to and shall be governed by the following:

1.         Tax Gross Up Provisions.

(a)       4999 Gross-Up. If any payment made, or benefit provided, to or on behalf of Executive pursuant to this Agreement ("Payments") results in Executive being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (or any successor or similar provision) ("4999 Excise Tax"), then the Corporation shall pay the Executive an additional amount (the "4999 Gross-Up Payment") such that the net amount retained by the Executive after deduction of the 4999 Excise Tax and any interest charges or penalties in respect of the imposition of such excise tax (but not any federal, state or local income tax, or employment tax) on the Payments, and any federal, state and local income tax, employment tax, and excise tax upon the payment provided for by this Section 1(a), shall be equal to the Payments as if the 4999 Excise Tax was not applicable to the Payments. The Corporation shall pay the 4999 Gross-Up Payment, if any, as soon as practicable after such 4999 Gross-Up Payment can be determined, if any, but no earlier than the first day of the seventh month following the month in which Executive incurs a separation from service with the Corporation and no later than the end of the calendar year following the year in which the Executive remits the Section 4999 Excise Tax to the Internal Revenue Service

(b)      409A Gross-Up. If any Payments (or any acceleration of any Payments) are determined to be subject to the interest charges and taxes imposed by Section 409A(a)(1)(B) of the Code, or any interest charges or penalties with respect to such taxes (such taxes, together with any such interest charges and penalties, are collectively referred to as the "Section 409A Tax"), then the Corporation shall pay Executive an additional amount (the "409A Gross-Up Payment") such that the net amount retained by the Executive after deduction of the 409A Tax and any interest charges or penalties in respect of the imposition of such excise tax (but not any federal, state or local income tax, or employment tax) on the Payments, and any federal, state and local income tax, employment tax, and excise tax upon the payment provided for by this Section 1(b), shall be equal to the Payments as if the 409A Tax was not applicable to the Payments. The Corporation shall pay the 409A Gross-Up Payment, if any, as soon as practicable after such 409A Gross-Up Payment can be determined, if any, but no earlier than the first day of the seventh month following the month in which Executive incurs a separation from service with the Corporation, and no later than the end of the calendar year following the year in which the Executive remits the Section 409A Tax to the Internal Revenue Service; further provided Executive must provide the Corporation with a written request for reimbursement thereof (accompanied by proof of taxes owed or paid) in order to receive the 409A Gross-Up Payment.

(c)       For purposes of determining the amount of the 4999 Gross-Up Payment and the 409A Gross-Up Payment pursuant to this Section 1 (and Section 5 in the Agreement), if any, the Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the applicable gross-up payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's domicile for income tax purposes on the date the applicable gross-up payment is made, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes, if any. All determinations under this Section 1 shall be made by the Corporation's certified public accountants.

2.         Code Section 409A and Payment Timing.

  Notwithstanding anything to the contrary herein or in the Agreement, the following additional rules shall apply to payments under the Agreement:

(a)        Any payments made: (i) within 2-½ months of the end of the Corporation's taxable year containing the date of Executive's involuntary (or Good Reason) termination; or (ii) within 2-½ months of Executive's taxable year containing the date of involuntary (or Good Reason) termination shall be exempt from Code Section 409A. Payments subject to subparagraphs (i) or (ii) shall be treated and shall be deemed to be an entitlement to a separate payment within the meaning of Code Section 409A and the regulations thereunder.

Kori G. Belzer -- COCSA	SPAR Group, Inc.

(b)         To the extent payments under the Agreement are not exempt from Code Section 409A under subparagraph (a) above, any payments made in the first six months following Executive's termination of employment that are equal to or less than the lesser of the amounts described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and (2) shall be exempt from Code Section 409A. Payments subject to this subparagraph (b) shall be treated and shall be deemed to be an entitlement to a separate payment within the meaning of Code Section 409A and the regulations thereunder.

(c)         To the extent payments under this Agreement are not exempt from Code Section 409A under subparagraphs (b) or (c) above, any payments made equal to or less than the applicable dollar amount under Code Section 402(g)(1)(B) for the year of severance from employment shall be exempt from Code Section 409A in accordance with Treasury Regulation Section 1.409A-1(b)(9)(v)(D). Payments subject to this subparagraph (c) shall be treated and shall be deemed to be an entitlement to a separate payment within the meaning of Code Section 409A of the Code and the regulations thereunder.

(d)         To the extent payments under this Agreement are not exempt from Code Section 409A under subparagraphs (a), (b), or (c) above, and to the extent Executive is a "specified employee" (as defined below), amounts payable to Executive due to her severance from employment (as defined below) shall begin no sooner than six months after Executive's severance from employment (other than for Death); provided, however, that any payments not made during the six-month period described in this subsection due to the six-month delay period required under Treasury Regulation Section 1.409A-3(i)(2) shall be made in a single lump sum as soon as administratively practicable after the expiration of such six-month period, and the balance of all other payments required under this Agreement shall be made as otherwise scheduled in this Agreement.

(e)         For purposes of this Annex A, Section 2, and the Agreement, any reference to severance of employment or termination of employment shall mean a "separation from service" as defined in Treasury Regulation Section 1.409A-1(h). For purposes of the Agreement and this Annex, the term "specified employee" shall have the meaning set forth in Treasury Regulation Section 1.409A-1(i).

Kori G. Belzer -- COCSA	SPAR Group, Inc.